UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2022

1847 GOEDEKER INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39418	83-3713938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1870 Bath Avenue, Brooklyn, NY	11214
(Address of principal executive offices)	(Zip Code)

(800)299-9470
(Registrant’s telephone number, including area code)

3817 Millstone Parkway, St. Charles, MO 63301
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GOED	NYSE American LLC
Warrants to Purchase Common Stock	GOED WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 15, 2022, 1847 Goedeker Inc. (the “Company,” “we” or “our”) entered into that certain lease agreement (the “Office Lease”) by and between the Company and 8780 19 Ave LLC, a New York limited liability company owned by Albert Fouerti, our Chief Executive Officer and a member of our board of directors, and Elie Fouerti, our Chief Operating Officer, for the lease of a new office building located at 8780 19th Avenue, Brooklyn, NY 11214.

The purpose of the Office Lease is to expand our headquarter office, currently located in the adjacent building, as we continue scaling our business and consolidating our corporate functions in Brooklyn. The Office Lease commenced on March 1, 2022 (the “Commencement Date”) and shall expire on December 31, 2026. The Company has the option to extend the term of the Office Lease for one additional term of five years.

The premises of the Office Lease contain approximately 5,835 rentable square feet. Under the terms of the Office Lease, the Company will lease the premises at the monthly rate of $22,000 for the first year, with scheduled annual increases. The Company will receive a four-month rent concession so that its first rental payment shall become due on or before July 1, 2022.

The foregoing description of the terms of the Office Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Office Lease, which is filed as Exhibit 10.1 to this report and is incorporated by reference herein.

Item 8.01 Other Events.

At the Company’s annual meeting on December 21, 2021, the stockholders were asked to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, dated July 30, 2020 (the “Certificate of Incorporation”), increasing the number of authorized shares of the Company’s common stock, par value $0.0001 per share (“Common Stock” and such proposal, the “Share Increase Proposal”) by 50,000,000 shares of Common Stock. As reported in a Form 8-K filing on December 28, 2021, the Share Increase Proposal was adopted and a Certificate of Amendment to the Certificate of Incorporation setting forth the amendment adopted pursuant to the Share Increase Proposal (the “Certificate of Amendment”) was filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). To date, none of these newly authorized shares has actually been issued.

Three purported beneficial owners of Common Stock subsequently expressed concerns about a statement in the Company’s proxy statement related to the Share Increase Proposal, specifically questioning, in light of the proxy statement, the ability of brokerage firms and other custodians to vote shares of Common Stock held by them for the benefit of their customers in the absence of instructions from the beneficial owners. Based on an examination of the situation performed following receipt of these demands, the Company believes that the vote at the annual meeting was properly tabulated and that the proposed amendment was properly adopted in accordance with Delaware law. In light of the demands, however, and to ensure against any future question as to the validity of these newly authorized shares, the Company has elected to seek validation of its Certificate of Amendment through a Petition to the Court of Chancery of the State of Delaware pursuant to Section 205 of the Delaware General Corporation Law (the “205 Petition”). The action, styled In re 1847 Goedeker Inc., C.A. 2022-0219-SG, seeks entry by the Court of Chancery of an order validating and declaring effective the Certificate of Amendment, and validating the additional shares of Common Stock authorized under the Share Increase Proposal.

One of the purported stockholders who had submitted a demand related to adoption of the Share Increase Proposal has filed a Class Action Complaint in the Court of Chancery of the State of Delaware against the Company and its Board of Directors. The lawsuit, captioned Scot T. Boden v. 1847 Goedeker Inc., et al., C.A. No. 2022-0196-SG (the “Boden Action”), asserts two claims for relief. The first is against the Company for alleged violation of the Delaware General Corporation Law Section 225(B) for improper tabulation of the stockholder vote on the Share Increase Proposal. The second asserts that the Company’s directors breached their fiduciary duties by incorrectly tabulating the stockholder vote, and by causing a purportedly invalid amendment to our Certificate of Incorporation to be filed with the Delaware Secretary of State. We expect the Boden Action to be consolidated with the 205 Petition; and for reasons set out in the 205 Petition, the Company and its directors believe the Boden Action to be without merit and intend to defend the claims. The Company cannot predict the outcome of these proceedings.

The foregoing description of the terms of the 205 Petition does not purport to be complete and is qualified in its entirety by reference to the full text of the 205 Petition, which is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Lease Agreement, dated March 15, 2022, by and between the Company and 8780 19 Ave LLC
99.1	205 Petition
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2022	1847 GOEDEKER INC.

/s/ Albert Fouerti
	Name:	Albert Fouerti
	Title:	Chief Executive Officer

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